Exhibit 16 Letter to the Securities and Exchange Commission from Deloitte &
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Touche LLP.
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April 6, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the statements on Item 4 of Form 8-K of Katy Industries, Inc., dated April 6, 1998, and have the following comments:

Paragraph 1 - We agree with the statement in the first sentence. We have no basis on which to agree or disagree with the statement in the second sentence.

Paragraphs 2 and 3 - We agree with the statements in paragraphs 2 and 3 except for the statement in paragraph 3 "....the Company has not yet appointed a successor public accountant...." for which we have no basis to agree or disagree.

Yours truly,


/S/  Deloitte & Touche LLP
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     DELOITTE & TOUCHE LLP


Denver, Colorado
April 6, 1998